Leonard E. Neilson
                         Attorney at Law
                       1121 East 3900 South
                       Suite 200,  Bldg. C
                     Salt Lake City, UT 84124
Phone:  (801) 288-2855                      Fax:  (801) 288-2850



                          August 7, 1996



Securities and Exchange Commission
Attention:  Document Control
Filing Desk
450 Fifth Street, N.W.
Washington, DC 20549

Via EdgarLink

          Re:  CompuLoan Originations, Inc.
               Registration Statement on Form S-8
               Roger P. Lund Financial Services Agreement
               S.E.C. File No.  33-2248-FW

Commissioners:

     On behalf of CompuLoan Originations, Inc. (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement"), and pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the applicable rules and regulations thereunder, please find herewith the following regarding the Registration Statement:

     1. One copy of the Registration Statement including exhibits filed pursuant to the provisions of Regulation S-T.

     2. A check for the applicable filing fees has been deposited by wire transfer into the Company's S.E.C. account.

     The Registration Statement covers the proposed offering of 350,000 shares of the Registrant's common stock issued for services rendered pursuant to a certain Roger P. Lund Financial Services Agreement. The Registrant would like the Registration Statement declared effective upon receipt by the Commission Staff.





     Please direct your comments or questions with respect to the Registration Statement and the enclosed materials to the undersigned by telephone at (801) 288-2855, or by FAX at (801) 288-2850.

                              Yours truly,



                              Leonard E. Neilson

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